Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Forwardly, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Fees to be Paid	Equity	Common Stock	457	(o)	137,636,995	$.01 .	$1,376,369	$0.00014760	$203.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.